EXHIBIT 99.1

For Immediate Release

Caliper Life Sciences to Present at JPMorgan 26th Annual Healthcare Conference Today

HOPKINTON, Mass., January 10, 2008 — Caliper Life Sciences, Inc. (NASDAQ: CALP) President and CEO, Kevin Hrusovsky, will present at the JPMorgan 26th Annual Healthcare Conference in San Francisco, California, today, Thursday, January 10, 2008 at 2:00 p.m. PST. Mr. Hrusovsky will discuss Caliper’s outlook for 2008, and the company’s preliminary expectations regarding top-level revenue performance for 2007.

Based on preliminary, unaudited financial data the company expects to report total revenue of approximately $39.5 million for the fourth quarter of 2007 and approximately $140 million for the full year, in each case at the top end of the company’s previously announced projections. Within fourth quarter revenue of approximately $39.5 million, combined product and service revenue is expected to be approximately $37 million, an increase of 16% over fourth quarter 2006 combined product and service revenue.

A live webcast of Mr. Hrusovsky’s presentation can be accessed at http://www.metameetings.com/webcasts/jpmorgan/healthcare08/. An archived presentation will be available for 90 days.

About Caliper Life Sciences

Caliper Life Sciences is a premier provider of leading-edge technologies enabling researchers in the life sciences industry to create life-saving and enhancing medicines and diagnostic tests more quickly and efficiently. Caliper is aggressively innovating new technology to bridge the gap between in vitro assays and in vivo results and then translating those results into cures for human disease. Caliper’s portfolio of offerings includes state-of-the-art microfluidics, lab automation & liquid handling, optical imaging technologies, and discovery & development outsourcing solutions. For more information please visit www.caliperLS.com.

The statements in this press release regarding Caliper’s anticipated total revenue for the fourth quarter of 2007 and for 2007 and its expected combined product and service revenue for the fourth quarter of 2007 are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those Caliper expects or projects, including the risks that unexpected information may be received, or adjustments may be made, in the course of finalizing and analyzing the financial results, which could cause the final results to differ from these preliminary results. Further review of the company’s financial results for 2007 could lead to revisions in the company’s current expectations regarding revenue for this period and the portion of such revenue consisting of combined product and service revenue. Further information on risks faced by Caliper is included in risks discussed under the caption “Risk Factors” in Caliper’s annual report on Form 10-K for the year ended December 31, 2006, filed with the Securities and Exchange Commission on March 14, 2007, and in our other SEC reports and filings. These SEC reports and filings are available on a web site maintained by the SEC at http://www.sec.gov. Caliper expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Caliper’s expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based.

Caliper is a registered trademark of Caliper Life Sciences, Inc.

Contact:

Tom Higgins, CFO

Caliper Life Sciences

508.497.2809

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